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                                                                    EXHIBIT 99.1

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[ILLINOIS SUPERCONDUCTOR LOGO]                NEWS      |
                                                        | RELEASE
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FOR IMMEDIATE RELEASE                            CONTACT: MAUREEN MURNANE
                                                 PHONE:   847-391-9426
                                                 INTERNET:  www.ir@ilsc.com

             ILLINOIS SUPERCONDUCTOR SHAREHOLDERS APPROVE PROPOSALS

               Mt. Prospect, IL (July 18, 2000) - Illinois Superconductor Corporation (OTC: ISCO) announced that at its annual stockholders meeting today, the Company's stockholders approved all proposals contained in the Company's proxy material. For each proposal, more than 90% of those shareholders voting voted in favor.

Illinois Superconductor Corporation is a leader in the commercialization of high temperature superconducting technology for the wireless telecommunications industry. The Company develops, manufactures and markets radio frequency (RF) products to enhance the quality and capacity of cellular telephone, personal communications services and other wireless telecommunications services. More information about Illinois Superconductor Corporation is available on the Company's internet web site at http://www.ilsc.com.

Statements contained in this news release that are not historical facts are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and reflect the Company's current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends," and similar expressions. These statements reflect the Company's current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties, and contingencies, which could cause the Company's actual results, performance or achievements for 2000 and beyond to differ materially from those expressed in, or implied by, such statements. These important factors include, without limitation, the failure of the SSI transaction to close, the ability to integrate SSI's and ISC's businesses in the event that the SSI transaction is completed, the Company's history of net losses and the lack of assurance that the Company's earnings will be sufficient to cover fixed charges in the future; the degree to which the Company is leveraged and restrictions imposed on the Company under its existing debt instruments which may adversely affect the Company's ability to finance its future operations, uncertainty about the Company's ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; the adverse effects on liquidity of the Company's common stock because of its de-listing from the NASDAQ National Market in June 1999; continued downward pressure on the prices charged for the Company's products due to the competition of rival manufacturers of front end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company's ability to attract and retain key personnel; and the effects of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company's filings with the Securities and Exchange Commission, including those described under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999. The Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties.